Exhibit 99.1

Contact:

Stacey Peterson

Chief Financial Officer
714/241-0303

TTM TECHNOLOGIES, INC. REPORTS FIRST QUARTER 2003 RESULTS

REDMOND, WA – May 1, 2003 – TTM Technologies, Inc. (Nasdaq: TTMI), a leading manufacturer of time-critical, technologically advanced printed circuit boards, today reported results for the first quarter ended March 31, 2003.

First-Quarter Results

First quarter 2003 revenue increased 67 percent to $39.6 million, compared to $23.7 million for the first quarter of 2002. The increase was due to the acquisition of Advanced Circuits, Inc. (ACI) in the fourth quarter of 2002.

For the first quarter of 2003, quick-turn business decreased to 28 percent of total revenues, compared to 44 percent for the first quarter of 2002, because of the addition of ACI, with its focus on high technology, standard lead time PCBs.

Gross profit increased 74 percent to $4.5 million, as gross margins increased to 11.4 percent in the first quarter of 2003, compared to 10.9 percent for the same period in 2002.

General and administrative expenses increased from $825,000 to $2.8 million. This increase was due to the inclusion of ACI in TTM’s results, higher bad debt expense and directors and officers insurance expense, and the cost of integrating ACI into its operations.  TTM also incurred a restructuring charge associated with the previously announced headcount reductions at its Redmond, Washington facility.

TTM had an operating loss of $1.3 million for the first quarter of 2003, compared to an operating loss of $185,000 for the first quarter of 2002.

For the first quarter of 2003, TTM reported a net loss of $150,000, or breakeven on a per share basis, including an extraordinary gain of $824,000, or $0.02 per share, associated with the acquisition of ACI.  The net loss before extraordinary item for the first quarter of 2003 was $974,000, or ($0.02) per diluted share.  This compared with a net loss of $278,000, or ($0.01) per diluted share, for the first quarter of 2002.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2003 were $897,000, down from $2.4 million for the same period in 2002.

“We are encouraged by the results of our recent ACI acquisition,” said Kent Alder, President and CEO of TTM Technologies. “The integration has progressed well.  ACI generated positive cash flow and its performance exceeded our expectations for the quarter.  In addition, ACI is creating cross-selling opportunities with our existing operations that should enable us to gain market share.  However, we continue to battle the weak business conditions in the electronics industry, and we experienced the typical first-quarter, seasonal weakness in our quick-turn segment.”

Cost Cutting Update

The production realignment and the subsequent closure of the Burlington, Washington facility in 2002 has generated substantial cost savings. In addition, TTM implemented cost-cutting measures with a reduction in force at its Redmond facility in the first quarter, which should yield additional cost savings in the second quarter.

Financial Strength

“Our balance sheet continues to strengthen,” said Alder.  At the end of the first quarter, TTM had cash of $26.1 million and debt of $10 million, compared with cash of $18.9 million and debt of $10 million at year-end 2002.  TTM’s cash increased due to a tax refund of $5.7 million and positive cash flow from operations. In addition, the company continued to maintain a revolving credit facility of $25 million, which was undrawn at the end of the quarter.

Outlook

With the challenging global events from Iraq to SARS, TTM does not see a recovery in the electronics market in the near term.  However, the company anticipates growth in the form of market share gains.

For the second quarter of 2003, TTM anticipates revenues ranging from $39 to $41 million and breakeven earnings per share.

“Among our major U.S. competitors, we believe we are the low-cost producer with the  benefit of a very strong balance sheet,” concluded Alder.  “While we have aggressively cut costs to maximize performance during the downturn, we continue to expand our product offerings, grow our customer base, and invest in our time and technology strategy.”

Conference Call/Webcast

TTM Technologies, Inc. is a leading supplier of time-critical, technologically advanced printed circuit boards to original equipment manufacturers and electronics manufacturing services companies.  TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market.

The company will conduct a conference call to discuss its first-quarter performance and outlook today at 4:30 p.m. Eastern/1:30 p.m. Pacific time.  The call will be simulcast, and available for replay, until May 8, 2003, on the company’s Web site, www.ttmtech.com.

This release contains forward-looking statements that relate to future events or performance.  These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized.  Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements.  These risks and uncertainties include, but are not limited to, the company’s dependence upon the electronics industry, the company’s dependence upon a small number of customers, general economic conditions and specific conditions in the markets TTM addresses, including the recent significant slowdown in the technology sector and related excess capacity, the unpredictability of future revenues and expenses, potential fluctuations in revenues and operating results, the company’s ability to successfully integrate the ACI acquisition, and other “Risk Factors” set forth in the company’s Form 10-K for 2002.

- Tables Follow -

TTM TECHNOLOGIES, INC.

Selected Unaudited Financial Information

(In thousands, except per share data)

CONSOLIDATED STATEMENTS OF OPERATIONS

	First Quarter
	2003	2002

Net sales	$39,634	$23,734
Cost of goods sold	35,108	21,139

Gross profit	4,526	2,595

Operating expenses:
Sales and marketing	2,544	1,655
General and administrative	2,815	825
Amortization of intangibles	300	300
Restructuring charges	203	—
Total operating expenses	5,862	2,780

Operating loss	(1,336)	(185)

Interest expense	(155)	(267)
Amortization of debt issuance costs	(16)	(10)
Interest income and other, net	77	53

Loss before income taxes	(1,430)	(409)
Income tax benefit	456	131

Net loss before extraordinary item	(974)	(278)

Extraordinary item	824	—

Net loss	$(150)	$(278)

Earnings per common share (EPS) before extraordinary item:
Basic	$(0.02)	$(0.01)
Diluted	(0.02)	(0.01)

Earnings per common share (EPS):
Basic	(0.00)	(0.01)
Diluted	(0.00)	(0.01)

Weighted average common shares:
Basic and diluted	39,762	38,604

SELECTED BALANCE SHEET DATA

	3/31/2003	12/31/2002
Cash	$26,114	$18,879
Accounts receivable, net	19,633	17,913
Inventories	9,402	10,485
Total current assets	62,100	60,254
Net PP&E	44,368	45,569
Other assets	92,125	91,683
Total assets	198,593	197,506

Current maturities of long-term debt	$2,222	$2,222
Other current liabilities	18,705	17,627
Long-term liabilities	10,121	10,231
Shareholders' equity	167,545	167,426
Total liabilities and shareholders' equity	198,593	197,506

SUPPLEMENTAL DATA

	First Quarter
	2003	2002
EBITDA	$897	$2,391
EBITA	$(1,036)	$115

Gross margin	11.4%	10.9%
EBITDA margin	2.3	10.1
Operating margin	(3.4)	(0.8)

End Market Breakdown:

	First Quarter
	2003	2002

Networking/communications	33.6%	31.2%
High-end computing	41.0	14.4
Industrial/Medical	10.6	28.6
Computer peripherals	9.6	18.3
Handheld	1.7	3.1
Other	3.5	4.4

RECONCILIATIONS*

	First Quarter
	2003	2002
EBITA/EBITDA Reconciliation:
Net Loss	$(150)	$(278)
Add back items:
Extraordinary item	(824)	-
Income taxes	(456)	(131)
Interest expense	155	267
Amortization of debt issuance costs	16	10
Interest income and other	(77)	(53)
Amortization of intangibles	300	300
EBITA	(1,036)	115

Depreciation expense	1,933	2,276
EBITDA	$897	$2,391

*  This information provides a reconciliation of EBITA/EBITDA to the financial information in our consolidated statements of operations.